Pruco Life Insurance Company of New Jersey
[Newark, New Jersey 07102]
A Stock Company of The Prudential Insurance Company of America

Home Ofice Address: [213 Washington Street, Newark, New Jersey 07102]     [www.prudential.com]     [800-778-2255]

Insured [JOHN DOE]                             [XX XXX XXX] Policy Number
Insured [MARY DOE]                             [MAY 1, 2017] Contract Date

Agency [R-NK 1]

Flexible Premium Joint Life Survivorship Variable Universal Life Insurance Policy. Survivorship insurance payable only upon death of the second insured to die. Cash values reflect premium payments, investment results, any interest credited to the fixed investment options, and charges. Non-participating.

We will promptly pay the beneficiary the death benefit described under the Death Benefit Provisions of this contract if we receive due proof that both Insureds died (but proof of first death should be given to us when it occurs). We make this promise subject to all the provisions of this contract.

The amount and duration of the death benefit may vary, depending on the death benefit option, the payment of premiums, the investment experience of the separate account(s), any interest credited to the fixed investment options, and the charges made. (See Death Benefit Provisions.)

The death benefit amount, the duration of the coverage and cash values that are based on the investment experience of the separate account(s) are not guaranteed and will decrease or increase in accordance with investment experience. There is no guaranteed minimum cash value.

If there is ever a question about this contract, please see a Pruco Life Insurance Company of New Jersey representative or contact one of our offices.

Right to Cancel Contract

You may return this contract to us on or before the tenth day after the delivery of the contract. All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you. It will be canceled and we will return your premiums.

Signed for Pruco Life Insurance Company of New Jersey, a New Jersey Corporation.

    Secretary     President

PLEASE READ YOUR POLICY CAREFULLY; it is a legal contract between you and Pruco Life Insurance Company of New Jersey.

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GUIDE TO CONTENTS
    Page

Contract Data
Insureds' Information; Rating Class; Basic Contract Information; Notice; Insurance Department Contact Information;
Type of Death Benefit; Survivorship Insurance; Other Benefits (if applicable); Minimum Initial Premium; Planned
Premium; Contract Limitations; Adjustments to Premium Payments; Adjustments to the Contract Fund; Schedule of Surrender Charges; Variable Investment Options; Fixed Rate Option; Initial Allocation of Net Premium Amounts

Tables
Table of Limited No-Lapse Guarantee Values; Table of Maximum Monthly Insurance Rates per $1,000 of Net Amount at
Risk; Table of Attained Age Factors

Definitions

The Contract
    Entire Contract; Contract Modifications; Incontestability

Ownership

Death Benefit Provisions
 Death Benefit; Additional Death Benefits; Method of Payment; Suicide Exclusion; Interest on Death Benefit; Simultaneous Death

Decrease In Basic Insurance Amount
    Surrender Charge on Decreases

Cost Of Insurance

Changing The Type Of Death Benefit

Beneficiary

Premium Payment
    Payment of Premiums; Planned Premium; Net Premium Amount; Crediting the Initial Premium Payment; Allocations

Contract Fund
    Cash Value; Net Cash Value; Net Amount at Risk; Valuation of Variable Investment Options

Default
    Excess Contract Debt Default; Cash Value Default; Notice of Default and Grace Period

Limited No-Lapse Guarantee

Reinstatement
3 4 5 5 6 6 8 8 9 9 10 11 12 12 13

SVUNLG-2017     Page 2     NY

Separate Account
    Separate Account; Variable Investment Options; Separate Account Investments; Change in Investment Policy

Fixed Investments

Transfers
    Dollars Cost Averaging

Surrender
    Fixed Reduced Paid-Up Insurance

Withdrawals
Effect on Contract Fund; Effect on Basic Insurance Amount

Loans
     Loan Value; Contract Debt; Loan Requirements; Interest Charge; Preferred Loans; Effect on Contract Fund

General Provisions
    Annual Report; Payment of Death Claim; Currency; Misstatement of Age or Sex; Assignment; Change in Plan; Elements
13 14 14 14 15 16 17 19 19 21
    Subject to Change; Non-participating; Applicable Tax Law; Age 121

Basis of Computation
    Mortality Basis and Interest Rate; Minimum Legal Values

Settlement Options
    Options Described; Interest Rate

Settlement Options Tables

    A copy of the application and any riders or endorsements can be found at the end of the contract.
NY
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PROCESSING DATE: [XXX XX, XXXX]

CONTRACT DATA
Insureds’ Information

(1)	[JOHN DOE] [Male], Issue Age [35]

(2)	[MARY DOE] [Female], Issue Age [32]

Rating Class

Insured (1)    [Nonsmoker]
Insured (2)    [Nonsmoker]

Basic Contract Information

Policy Number     [xx xxx xxx]
Contract Date     [May 1, 2017]
Premium Period     During the life of either Insured up to the younger Insured’s attained age 121
Beneficiary     [JANE DOE, daughter]

Loan Interest Rate          2.00%
Preferred Loan Interest Rate     1.05%

Insurance Department Contact Information

[New York State Department of Financial Services]
[Telephone Number: 800-342-3736]

Notice

Any excess interest is not guaranteed and we have the right to change the amount of interest credited to the policy and the amount of cost of insurance and other expense charges deducted under the policy. This may require more premium to be paid than was illustrated or the cash values may be less than those illustrated. This policy may not mature even if planned premiums are paid due to changes in the investment performance of the variable investment options, any excess interest, changes in the current expense and cost of insurance charges, changes in the type of death benefit, requested changes in the basic insurance amount, or because loans or withdrawals are taken.

Type of Death Benefit (see Death Benefit Provisions)

[Type A]

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PROCESSING DATE: [XXX XX, XXXX]
    POLICY NO. [XX XXX XXX]

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Survivorship Insurance

Basic Insurance Amount      [$250,000.00]

[Additional amount(s) provided by rider(s). Refer to the appropriate form for details.]

[Rider VL 194 C]
[Rider For Term Insurance Benefit on Life of Second Insured to Die (Term Period is 4 years starting on the Contract Date)

Amount           [$200,000.00]

[Other Benefit(s) on the Insured(s) (Refer to the appropriate form for details)]

[Rider PLY 141 – Rider for Excess Loan Protection.]

Minimum Initial Premium

The minimum initial premium due on the Contract Date is [$62.25].

Planned Premium

[The planned premium due on the Contract Date and at intervals of [12] month[s] thereafter is [$500.00].]

Contract Limitations

The minimum premium we will accept is $25.00.

The minimum Basic Insurance Amount is [$200,000.00.]
The minimum decrease in Basic Insurance Amount is $10,000.00.

The minimum amount you may withdraw is $500.00.

[The Type C Limiting Amount is [$250,000.00]
[The Type C Death Benefit Factor is [1].]

Adjustments to Premium Payments

From each premium paid we will:

subtract a premium–based administrative charge of up to 3.75% of the premium paid.
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    POLICY NO. [XX XXX XXX]

CONTRACT DATA CONTINUED

subtract a charge for sales expenses at a rate of up to 2.68% of the premium paid.

The remainder of the premium is the net premium amount.

Adjustments to the Contract Fund

On the Contract Date the contract fund is equal to the net premium amount credited on that date, minus any of the charges described below which may be due on that date.

On each day after the contract date, we will adjust the contract fund by:

adding any net premium amounts.

adding any increase due to investment results of the variable investment options.

adding guaranteed interest at an effective annual rate of 1% (0.00272616% a day) on that portion of the contract fund that is in the Fixed Rate Option (see Fixed Investments).

adding any excess interest at an effective annual rate that Pruco Life declares on that portion of the contract fund that is in the Fixed Rate Option.

adding guaranteed interest to the portion of the contract fund that has been loaned at an effective annual rate of 1% (0.00272616% a day).

subtracting any decrease due to investment results of the variable investment options.

subtracting a charge against the variable investment options at an effective annual rate of not more than 0.5% (0.00136646% a day) for mortality and expense risks we assume.

subtracting any withdrawals.

subtracting an administrative charge of up to $25.00 for any withdrawals.

subtracting an administrative charge of up to $25.00 for any decrease in basic insurance amount.

subtracting an administrative charge of up to $25.00 for each transfer between variable investment options exceeding twelve in any contract year.

subtracting any surrender charge that may result from a withdrawal, surrender, or reduction in the basic insurance amount.

And on each monthly date, we will adjust the contract fund by:

subtracting a monthly charge for administrative expenses of up to: [$0.10] per $1,000 of the basic insurance amount plus $ 10.00; changing on [MAY 1, 2024} to [$0.00] per $1,000 of the basic insurance amount plus $10.00 thereafter.
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subtracting a monthly charge for the cost of insurance (see Cost of Insurance).

[subtracting a monthly charge for the following benefits up to: ]

[the maximum monthly charge for Rider VL 194 C during the first four contract years is the rate shown under the Table of Maximum Monthly Insurance rates per $1,000 of Net Amount at Risk, plus [$0.05], multiplied by the rider amount (shown under Survivorship Insurance) divided by $1,000.]

    [subtracting a single charge for Rider for Excess Loan Protection (Rider PLY 141) when the rider is exercised of no more than [3.5%] of the contract fund. Your request to exercise the rider must be dated on or after the later of (a) the fifteenth contract anniversary and (b) the contract anniversary on or after the younger Insured’s 75th birthday. The contract debt must be equal to or greater than 95% of the cash value. Please see the rider for additional details.]

Schedule of Surrender Charges

For a full surrender of the contract, the charge we will deduct from the contract fund and the alternate contract fund is shown below.

For a Surrender Occurring	The Surrender

During Contract Year	Charge is:

[1]	[$1,066.00]

[2]	[$1,027.00]

[3]	[$987.00]
[4]	[$945.00]
[5]	[$902.00]

[6]	[$857.00]
[7]	[$857.00]
[8]	[$857.00]
[9]	[$857.00]
[10]	[$857.00]

[11]	[$685.00]
[12]	[$514.00]
[13]	[$342.00]
[14]	[$171.00]
[15] and later	[$0.00]

We may also deduct a surrender charge when you decrease the basic insurance amount, change the type of death benefit, or make a withdrawal. (See Decrease in Basic Insurance Amount, Changing the Type of Death Benefit, and Withdrawals.)

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PROCESSING DATE: [XXX XX, XXXX]
    POLICY NO. [XX XXX XXX]
CONTRACT DATA CONTINUED
Variable Investment Options
The Pruco Life of New Jersey Variable Appreciable Account

This account is registered with the SEC under the Investment Company Act of 1940. Each investment option of this account invests in a specific portfolio of The Prudential Series Fund and such other funds as we may specify from time to time. The Prudential Series Fund and other funds identified below are registered with the SEC under the Investment Company Act of 1940 as open-end diversified management investment companies. Shares in all funds are currently offered continuously, without surcharges, at prices equal to the net asset value of the portfolios. Redemptions are at prices equal to the net asset value of the portfolios. The net asset value is determined once daily on each day the New York Stock Exchange is open for business.

Shares of the Pruco Life of New Jersey Variable Appreciable Account are purchased when:
1. You pay a premium (see Premium Payment) or a charge to reinstate the contract (see Reinstatement);

2.	You transfer an amount into a subaccount (see Transfers); and

3.	You repay a loan (see Loans).

Shares of the Pruco Life of New Jersey Variable Appreciable Account are sold when:

1.	You make a new loan or increase an existing loan (see Loans);

2.	You make a withdrawal (see Withdrawals);

3.	You transfer an amount out of a subaccount (see Transfers);

4.	You surrender the contract for its net cash value (see Surrender);

5.	We subtract charges from the contract fund (see Contract Fund and Adjustments to the Contract Fund); and

6.	We make a partial surrender charge associated with a decrease in the basic insurance amount (see Change In Basic Insurance Amount and Changing The Type of Death Benefit).

The contract fund value changes daily, reflecting increases or decreases in the value of the variable portfolio(s) in which the assets of this account are invested. See Adjustments to the Contract Fund for all factors that impact the Contract Fund value.

[The Prudential Series Fund]

[PSF Conservative Balanced Portfolio]
[PSF Diversified Bond Portfolio]
[PSF Equity Portfolio]
[PSF Flexible Managed Portfolio]
[PSF Global Portfolio]
[PSF Government Money Market Portfolio]
[PSF High Yield Bond Portfolio]
[PSF Jennison Portfolio]
[PSF Jennison 20/20 Focus Portfolio]
[PSF SP Prudential U.S. Emerging Growth Portfolio]
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                             PROCESSING DATE: [XXX XX, XXXX]
POLICY NO. [XX XXX XXX]

CONTRACT DATA CONTINUED

[PSF SP Small Cap Value Portfolio]
[PSF Stock Index Portfolio]
[PSF Value Portfolio]

[Advanced Series Trust]

[AST Advanced Strategies Portfolio]
[AST Balanced Asset Allocation Portfolio]
[AST BlackRock Global Strategies Portfolio]
[AST BlackRock/Loomis Sayles Bond Portfolio] [AST BlackRock Low Duration Bond Portfolio]
[AST FI Pyramis (R) Quantitative Portfolio]
[AST Goldman Sachs Mid-Cap Growth Portfolio]
[AST Hotchkis & Wiley Large-Cap Value Portfolio]
[AST International Value Portfolio]
[AST J.P. Morgan International Equity Portfolio]
[AST J.P. Morgan Strategic Opportunities Portfolio]
[AST Loomis Sayles Large-Cap Growth Portfolio]
[AST MFS Global Equity Portfolio]
[AST MFS Growth Portfolio]
[AST Preservation Asset Allocation Portfolio]
[AST Prudential Growth Allocation Portfolio]
[AST RCM World Trends Portfolio]
[AST T. Rowe Price Asset Allocation Portfolio]
[AST T. Rowe Price Large-Cap Growth Portfolio]
[AST T. Rowe Price Large-Cap Value Portfolio]
[AST Templeton Global Bond Portfolio]
[AST Wellington Management Hedged Equity Portfolio]

[American Funds Insurance Series]

[American Funds IS Blue Chip Income and Growth Fd]
[American Funds IS Growth Fund (SM)]
[American Funds IS Growth-Income Fund (SM)
[American Funds IS International Fund (SM)]

[The Dreyfus Corporation]

[The Dreyfus Sustainable U.S. Equity Portfolio]

[Fidelity Variable Insurance Products Funds]

[FIDELITY VIP INDEX 500 PORTFOLIO]
CONTRACT DATA CONTINUED ON NEXT PAGE
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PROCESSING DATE: [XXX XX, XXXX]
POLICY NO. [XX XXX XXX]

CONTRACT DATA CONTINUED

[ Franklin Templeton Variable Insurance Products Trust]

    [Franklin Mutual Shares VIP Fund]

[MFS Variable Insurance Trust]

[MFS Utilities Series IC]

[Neuberger Berman Advisers Management Trust]

[Neuberger Berman AMT Socially Responsive]

[ ValMark Advisers, Inc]

[TOPS (R) Aggressive Growth ETF Portfolio]
[TOPS (R) Balanced ETF Portfolio]
[TOPS (R) Conservative ETF Portfolio]
[TOPS (R) Growth ETF Portfolio]
[TOPS (R) Managed Risk Balanced ETF Portfolio]
[TOPS (R) Managed Risk Growth ETF Portfolio]
[TOPS (R) Managed Risk Moderate Grth ETF Portfolio]
[TOPS (R) Moderate Growth ETF Portfolio]

Fixed Rate Option

The Fixed Rate Option is funded by the general account of the Company. It is described in the Fixed Investments provision of this contract.

Initial Allocation of Net Premium Amounts

[Fixed Rate Option]     [100%]

END OF CONTRACT DATA

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                                PROCESSING DATE: [XXX XX, XXXX]
POLICY NO. [XX XXX XXX]

TABLE(S)

Table of Limited No-Lapse Guarantee Values

The amounts below are not cash amounts that you can realize by surrendering the contract, nor are they death benefits payable. They are amounts used solely to determine whether the contract is protected against default on a monthly date as described under Limited No-Lapse Guarantee.

These values are used to determine the limited no-lapse guarantee as described under Limited
No-Lapse Guarantee. Whether or not you have the protection described in the Limited NoLapse Guarantee provision depends upon your accumulated premium payments minus your accumulated withdrawals. The amount needed to maintain a Limited No-Lapse Guarantee increases monthly. The values on contract anniversaries are shown below. On a date that falls between two anniversaries, the value will fall between the values for those anniversaries considering the time that has passed since the last anniversary. At any time, you may ask us for the amount required to maintain the Limited No-Lapse Guarantee.

The Limited No-Lapse Guarantee period is the first 10 contract years.
Contract     Limited No-Lapse
Anniversary     Guarantee Value
Contract Date      [$0.00]
[1st]     [$723.86]
[2nd]     [$1,447.72]

[3rd]	[$2,171.58]

[4th]	[$2,895.44]
[5th]     [$3,567.81]
[6th]                 [$4,240.18]
[7th]     [$4,912.55]
[8th]     [$5,584.92]
[9th]     [$6,257.29]
[10th]     [$6,929.66]

NOTE: At the end of the Limited No-Lapse Guarantee period, a premium payment may be required to prevent the contract from entering default. Please contact us for additional information.

    TABLE(S) CONTINUED ON NEXT PAGE

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    POLICY NO. [XX XXX XXX]

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TABLE(S) CONTINUED

Table of Maximum Monthly Insurance Rates per $1,000 of Net Amount at Risk

Younger Insured’s	Maximum Younger Insured’s Maximum
Attained Age     Monthly Rate     Attained Age     Monthly Rate

[32]	[0.00004] [64] [0.09053]

[33]	[0.00013] [65] [0.10799]

[34]	[0.00028] [66] [0.12896]

[35]	[0.00046] [67] [0.15431]

[36]	[0.00069] [68] [0.18533]

[37]	[0.00095] [69] [0.22374]

[38]	[0.00126] [70] [0.27109]

[39]	[0.00159] [71] [0.32948]

[40]	[0.00193] [72] [0.40073]

[41]	[0.00228] [73] [0.48738]

[42]	[0.00263] [74] [0.59277]

[43]	[0.00300] [75] [0.72106]

[44]	[0.00340] [76] [0.87774]

[45]	[0.00387] [77] [1.07047]

[46]	[0.00441] [78] [1.30748]

[47]	[0.00508] [79] [1.60099]

[48]	[0.00592] [80] [1.96285]

[49]	[0.00697] [81] [2.39032]

[50]	[0.00825] [82] [2.88463]

[51]	[0.00980] [83] [3.47187]

[52]	[0.01164] [84] [4.21958]

[53]	[0.01382] [85] [5.09544]

54]	[0.01639] [86] [6.03439] [55] [0.01929] [87] [7.08546]

[56]	[0.02268] [88] [8.24177]

[57]	[0.02664] [89] [9.479480]

[58]	[0.03156] [90] [10.77479]

[59]	[0.03741] [91] [12.10926]

[60]	[0.04455] [92] [13.52647]

[61]	[0.05323] [93] [15.01954]

[62]	[0.06356] [94] [16.55347]

[63]	[0.07592] [95] [18.25981]
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TABLE(S) CONTINUED

Younger Insured’s     Maximum     Younger Insured’s     Maximum
Attained Age     Monthly Rate     Attained Age     Monthly Rate

[96]	[20.18957] [109] [47.17307]

[97]	[22.26071] [110] [49.68676]

[98]	[24.46731] [111] [52.33602]

[99]	[26.80138] [112] [55.12843]

[100]	[29.05099] [113] [58.07328]

[101]	[31.06922] [114] [61.17434]

[102]	[33.05087] [115] [64.43394]

[103]	[34.98271] [116] [67.91258]

[104]	[36.84493] [117] [71.74393]

[105]	[38.57806] [118] [75.39683]

[106]	[40.37937] [119] [83.33333]

[107]	[42.52620] [120] [83.33333]

[108]	[44.78875]

We may charge less than the maximum monthly rates. From time to time, we may change the rates we charge. We describe a number of the factors we use to determine such changes under General Provisions.

See the Basis of Computation for a description of the basis we use to compute the maximum monthly rates

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TABLE(S) CONTINUED
Table of Attained Age Factors

These factors are used to determine your death benefit as described under Death Benefit Provisions.

These factors apply during each contract year.

Contract Year     Factors     Contract Year     Factors

[1]	[2.50]	[31]	[1.26]
[2]	[2.50]	[32]	[1.24]
[3]	[2.50]	[33]	[1.22]
[4]	[2.50]	[34]	[1.20]
[5]	[2.50]	[35]	[1.19]

[6]	[2.50]	[36]	[1.18]
[7]	[2.50]	[37]	[1.17]
[8]	[2.50]	[38]	[1.16]
[9]	[2.50]	[39]	[1.15]
[10]	[2.43]	[40]	[1.13]

[11]	[2.36]	[41]	[1.11]
[12]	[2.29]	[42]	[1.09]
[13]	[2.22]	[43]	[1.07]
[14]	[2.15]	[44]	[1.05]
[15]	[2.09]	[45]	[1.05]

[16]	[2.03]	[46]	[1.05]
[17]	[1.97]	[47]	[1.05]
[18]	[1.91]	[48]	[1.05]
[19]	[1.85]	[49]	[1.05]
[20]	[1.78]	[50]	[1.05]

[21]	[1.71]	[51]	[1.05]
[22]	[1.64]	[52]	[1.05]
[23]	[1.57]	[53]	[1.05]
[24]	[1.50]	[54]	[1.05]
[25]	[1.46]	[55]	[1.05]

[26]	[1.42]	[56]	[1.05]
[27]	[1.38]	[57]	[1.05]
[28]	[1.34]	[58]	[1.05]
[29]	[1.30]	[59]	[1.05]
[30]	[1.28] [60] TABLE(S) CONTINUED ON NEXT PAGE		[1.04]
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TABLE(S) CONTINUED
Contract Year	Factors Contract Year	Factors

[61]	[1.03] [76]	[1.00]
[62]	[1.02] [77]	[1.00]
[63]	[1.01] [78]	[1.00]
[64]	[1.00] [79]	[1.00]
[65]	[1.00] [80]	[1.00]

[66]	[1.00] [81]	[1.00]
[67]	[1.00] [82]	[1.00]
[68]	[1.00] [83]	[1.00]
[69]	[1.00] [84]	[1.00]
[70]	[1.00] [85]	[1.00]

[71]	[1.00] [86]	[1.00]
[72]	[1.00] [87]	[1.00]
[73]	[1.00] [88]	[1.00]
[74]	[1.00] [89]	[1.00]
[75]	[1.00] [90] END OF TABLE(S)	[1.00]

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DEFINITIONS

We, our, us, the Company and Pruco Life. - Pruco Life Insurance Company of New Jersey.

You and your. - The owner(s) of the contract.

Insured. - A person named as an Insured on the first page. He or she need not be the owner.

SEC. - The Securities and Exchange Commission.

Issue Date. - The contract date shown on the first page.

Anniversary or contract anniversary. - The same day and month as the contract date in each later year.

Contract Year. - A year that starts on the contract date or on an anniversary.

Attained Age. - An Insured's attained age at any time is the issue age plus the number of completed years since the contract date.

Monthly Date. - The contract date and the same day as the contract date in each later month.

Contract Month. - A month that starts on a monthly date.

Company Representative. - Pruco Life licensed producer authorized to sell Pruco Life products.

Proceeds. - The amount we would pay if we were to settle the contract in one sum.

THE CONTRACT

Entire Contract

This policy and any attached copy of a rider, endorsement, and application, including an application requesting a change, form the entire contract. We assume that all statements in an application are made to the best of the knowledge and belief of the person(s) who make them; all statements made by, or by the authority of, the applicant, are deemed to be representations and not warranties. We rely on those statements when we issue the contract and when we change it or reinstate it. We will not use any statement, unless made in an application, to try to void the contract, to contest a change, or to deny a claim.

Contract Modifications

Only a Pruco Life officer with the rank or title of vice president may agree to modify this contract, and then only in writing.

Incontestability

Except as otherwise stated in this contract and except for non-payment of enough premium to prevent your policy from lapsing (see
Default), we will not contest this contract with respect to each Insured after it has been in force during the lifetime of at least one of the Insureds for two years from the contract date. The contract will be contestable for two years from the date of a reinstatement for statements and information contained in the application for a reinstatement. If the contract is reinstated when only one Insured is alive, the contract will be contestable until it has been in force during the Insured's lifetime for two years from the date of reinstatement for statements and information contained in the application for reinstatement. Ninety days prior to the end of the second contract year and at the end of each two-year contestable period following a reinstatement we will mail you a notice requesting that you tell us if either Insured has died. Failure to tell us of the death of an Insured will not avoid a contest, if we have a basis for one, even if premium payments continue to be made. Any contest will only be based on material misrepresentations made in the attached application.

SVUNLG-2017          NY

OWNERSHIP

Unless a different owner is named in the application, the owner(s) of the contract are the Insureds jointly or the survivor of them. If this contract is owned jointly, the exercise of rights under this contract must be made by both jointly. This ownership arrangement will remain in effect unless you ask us to change it.

You may change the ownership of the contract by sending us a request in a form that meets our needs. We may ask you to send us the contract to be endorsed. If we receive your request in a form that meets our needs, and the contract if we ask for it, we will file and record the change at our Home Office and, unless a different future effective date is specified by you, it will take effect on the date you signed the request. Any rights created by your request will not apply to any payments we have made or actions we have taken before the request was received at our Home Office. If you request an effective date after the date we have received your request, any rights created by your request will not apply to any payments we have made or actions we have taken prior to your chosen effective date. If the owner is a joint owner, all rights under this contract will be equally shared. If there is a contingent owner, all rights under this policy will remain with the primary owner during the primary owner's lifetime.

While either of the Insureds is living, the owner(s) alone is entitled to any contract benefit and value, and to the exercise of any right and privilege granted by the contract or by us.

DEATH BENEFIT PROVISIONS

We will pay a benefit to the beneficiary at the second Insured's death if this contract is in force at the time of that death; that is, if it has not been surrendered and it is not in default past the grace period.

If the contract is not in default, the amount we will pay will be the death benefit determined as of the date of the second Insured's death reduced by any contract debt (described under Loans).

If the contract is in default, and the second Insured's death occurs in the grace period (described under Default), we will pay the death benefit reduced by any contract debt and the amount needed to pay charges through the date of the second Insured's death.

Payments received after the second Insured's date of death will be returned. Charges will not be deducted for any period after the second Insured's date of death.

If the second Insured's death occurs past the grace period, no death benefit is payable.

Death Benefit

This contract has a Type A or Type B death benefit. We show the type of death benefit that applies to this contract under Type of Death Benefit.

If this contract has a Type A death benefit, the death benefit on any date is equal to the greater of: (1) the basic insurance amount, and (2) the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies.

If this contract has a Type B death benefit, the death benefit on any date is equal to the greater of: (1) the basic insurance amount plus the contract fund before deduction of any monthly charges due on that date, and (2) the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies.

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For the purpose of computing the death benefit, if the contract fund is less than zero we will consider it to be zero. Your basic insurance amount and attained age factors are shown in the contract data pages.

Additional Death Benefits

This contract may provide additional benefits, which may be payable on either the first or second death. If it does, they will be listed on a contract data page, and a form describing the benefit will be included in this contract. Any such benefit will be payable only if the contract has not been surrendered and is not in default past the grace period at the time of the death.

Method of Payment

You may choose to have any death benefit paid in a single sum or under one of the optional modes of settlement shown in the Settlement Options provision.

Suicide Exclusion

If either Insured dies by suicide within two years from the issue date, this contract will end without any death benefit paid, and we will return the gross premiums paid less any contract debt and less any withdrawals.

If there is a surviving Insured, we will make a new contract available on the life of that Insured. The issue age and contract date will be the same as they are in this contract. The Insured's underwriting classification will be the same as this contract, or an equivalent rating class. The amount of coverage will be the lesser of (1) this contract's basic insurance amount, and (2) the maximum amount allowed by our rules in use on the contract date for contracts covering a single life. The new contract will not take effect unless all premiums due since the contract date are paid to us within 31 days after we notify you of the availability of the new contract. We will set the premiums for the new contract in accordance with our rules in use on the contract date.

Interest on Death Benefit

Any death benefit described above will be credited with interest that is calculated from the date of death of the second Insured's death. The amount will be the greater of: (1) interest calculated at the rate required by the state in which the policy was delivered, and (2) interest calculated at a rate declared by Pruco Life.

Simultaneous Death

Unless otherwise provided, if both Insureds die while this contract is in force and we find there is a lack of sufficient evidence that they died other than simultaneously, we will assume that the older Insured died first.

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DECREASE IN BASIC INSURANCE AMOUNT

You may decrease the basic insurance amount, subject to our approval and all these conditions and the paragraphs that follow:

1. You must ask for the decrease in a form that meets our needs.

2 The amount of a decrease must be at least equal to the minimum decrease in basic insurance amount shown under Contract Limitations in the contract data pages.

3.	The basic insurance amount after a decrease must be at least equal to the minimum basic insurance amount shown under Contract Limitations in the contract data pages.

4.	If we ask you to do so, you must send us the contract to be endorsed.

5.	The contract must not be in default.

6.
You may not decrease the basic insurance amount if any surrender charge on the decrease exceeds the amount in your contract fund less the administrative charge (shown under Adjustments to the Contract Fund) for the decrease.

We may decline the decrease if we determine it would cause the contract to fail to qualify as life insurance under the applicable tax law. A decrease will take effect only if we approve your request for it at our Home Office and will take effect on the date we approve it. If we approve the decrease, we will recompute the contract's charges and values in the appropriate tables. A decrease in the basic insurance amount may also affect the amount of any extra benefits this contract might have. We will send you new contract data pages showing the amount and effective date of the decrease and the recomputed charges and values. We may deduct the administrative charge (shown under Adjustments to the Contract Fund) for the decrease.

Surrender Charge on Decreases

We will reduce the basic insurance amount by the amount of the decrease. To determine the surrender charge associated with the decrease, we multiply the surrender charge (see Schedule of Surrender Charges) by the amount of the decrease, and divide by the basic insurance amount before the decrease.

COST OF INSURANCE

On each monthly date, we will deduct a charge for the cost of insurance from the contract fund. The charge is based upon the issue age, sex, smoker and nonsmoker status, and rating class of each Insured and the length of time since the contract date. To determine the maximum charge for the cost of insurance, we use the following method:

We determine the maximum cost of insurance rate for the basic insurance amount shown in the contract data pages using the maximum monthly rate shown under the Table of Maximum Monthly Insurance Rates. We then multiply the rate by the net amount at risk (see Contract Fund) divided by $1,000 to compute the maximum charge for the cost of insurance. For the purpose of computing the net amount at risk, if the contract fund is less than zero, we will consider it to be zero.

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CHANGING THE TYPE OF DEATH BENEFIT

This contract has a Type A or Type B death benefit (see Death Benefit). Subject to our approval, you may change the type of death benefit. We will adjust the basic insurance amount so that the death benefit immediately after the change will remain the same as the death benefit immediately before the change.

If the change in the type of death benefit results in a reduction in the basic insurance amount, the basic insurance amount after the decrease must be at least equal to the minimum basic insurance amount, which we show under Contract Limitations in the contract data pages. We may deduct from the contract fund a surrender charge for a reduction in the basic insurance amount as described in the Decrease in Basic Insurance Amount provision. We may deduct from the contract fund the administrative charge shown for decreases in the basic insurance amount under Adjustments to the Contract Fund.

Type A to B

If you are changing from a Type A to a Type B death benefit, we will reduce the basic insurance amount by the contract fund on the date the change takes effect.

Type B to A

If you are changing from a Type B to a Type A death benefit, we will increase the basic insurance amount by the contract fund on the date the change takes effect.

A change in the type of death benefit will take effect only if we approve your request at our Home Office. If the change results in an increase in the net amount at risk, you may have to prove that both Insureds are insurable for that increase. If there is no increase in the net amount at risk, we will not require such proof. If we approve the change, we will recompute the contract's charges, values and limitations shown in the contract data pages. The change will take effect on the monthly date that coincides with or next follows the date we approve your request. We will send you new contract data pages showing the amount and effective date of the change in basic insurance amount and the recomputed charges, values and limitations.

Your request for a change must be in a form that meets our needs. We may require you to send us this contract before we make the change.

BENEFICIARY

You may designate or change a beneficiary by sending us a request in a form that meets our needs. We may ask you to send us the contract to be endorsed. If we receive your request, and the contract if we ask for it, we will file and record the change at our Home Office and, unless a different future effective date is specified by you, it will take effect on the date you signed the request. Any rights created by your request will not apply to any payment(s) we have made or actions we have taken before your request was received. If you request an effective date after the date we have received and recorded your request, any rights created by your request will not apply to any payments we have made or actions we have taken prior to your chosen effective date. Any beneficiary's interest is subject to the rights of any assignee we know of.

Before we make a payment, we have the right to decide what reasonable proof we need of the identity and age of any persons designated as beneficiaries and any other information that is reasonably necessary to process the claim. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again. If a beneficiary is irrevocable, such beneficiary cannot be changed without the written consent of that beneficiary.

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PREMIUM PAYMENT

Payment of Premiums

The minimum initial premium shown in the contract data pages is due on or before the contract date. There is no insurance under this contract until that premium is paid. We may require an additional premium if adjustments to premium payments plus any contract fund charges due on or before the payment date exceeds the minimum initial premium.

Subject to the limitations below, additional premiums may be paid at any time during an Insured's lifetime up to the younger Insured's attained age 121 as long as the contract is not in default beyond the grace period. A premium may be paid at our Home Office or to any of our authorized representatives. We will give a signed receipt upon request. The minimum premium we will accept is shown on a contract data page. We have the right to refuse to accept a premium payment that would cause this contract to fail to qualify as life insurance under applicable tax law. We will refund the excess of any premium payment made over the maximum amount that could be paid without disqualifying the policy as life insurance under Section 7702 of the Internal Revenue Code. However, the premium shall not be refunded if it is necessary to continue insurance coverage. We also have the right to refuse to accept any payment that increases the death benefit by more than it increases the contract fund.

While a loan exists, we will treat the amounts you pay as premiums unless you submit to us a written request that they be treated as loan repayments.

Planned Premium

We show the planned premium in the contract data pages. You asked us to bill you for this amount as of the contract date. Payment of the planned premium will not guarantee the contract will remain in force, nor will it guarantee the contract will mature.

Net Premium Amount

The net premium amount is the portion of each premium you pay that we add to the contract fund. It is equal to the premium paid minus the adjustments to premium payments shown on a contract data page.

Crediting the Initial Premium Payment

If we receive the first premium payment on or before the contract date, we will credit the net premium amount to the contract fund on the contract date.

If we receive the first premium payment after the contract date, we will credit the premium amount to the contract fund on the date we receive your payment.

Allocations

We will initially allocate 100% of any net premium into the Money Market Investment Option until the tenth day after you receive this contract. At the end of that day we will re-allocate the amount in the Money Market Investment Option in accordance with the Initial Allocation of Invested Premium Amounts shown in the contract data pages or your most current premium allocation on file with us.

You may allocate all or a part of your net premium amount to one or more of the investment options listed in the contract data pages. You may choose to allocate nothing to a particular investment option. You may not choose a fractional percentage.

The initial allocation of net premium amounts is shown on a contract data page. You may change the allocation for future net premium amounts at any time if the contract is not in default. To change your allocation, simply notify us in a form that meets our needs. The change will take effect on the date we receive your notice; we will send you a confirmation of the transaction.

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CONTRACT FUND

When you make your first premium payment, the net premium amount, less any charges due on or before that day (including charges that are needed because you have asked us for a contract date that precedes the payment date) becomes your contract fund. Amounts are added to and subtracted from the contract fund as shown under Adjustments to the Contract Fund in the contract data pages. Amounts subtracted from the contract fund may cause the contract fund to be less than zero. The contract fund is used to pay charges under this contract and will determine, in part, whether this contract will remain in force or go into default. The contract fund is also used to determine your loan and surrender values, the amount you may withdraw, and the death benefit. Additional amounts credited to the contract fund are nonforfeitable after crediting except indirectly due to surrender charges.

Cash Value

The cash value at any time is the contract fund less any surrender charge. We show the surrender charge in the Schedule of Surrender Charges.

Net Cash Value

The net cash value at any time is the cash value less any contract debt. If the contract is in default, the net cash value is zero.

Net Amount at Risk

The net amount at risk is used to determine the cost of insurance as described under Adjustments to the Contract Fund. It is equal to the death benefit (see Death Benefit) minus the contract fund. For the purpose of computing the net amount at risk, if the contract fund is less than zero we will consider it to be zero.

Valuation of Variable Investment Options

Amounts allocated to a variable investment option are converted to a number of units. The number of units added to each variable investment option is determined by dividing the amount allocated to each variable investment option by the dollar value of one unit for such variable investment option.

Amounts taken from each variable investment option decrease the number of units in each variable investment option. The number of units subtracted from each variable investment option is determined by dividing the amount taken from the variable investment option by the dollar value of one unit for such variable investment option.

The unit value for each variable investment option will vary to reflect the investment experience of the applicable fund and will be determined on each valuation day by multiplying the unit value of the particular variable investment option on the preceding valuation day by a net investment factor for that variable investment option for the valuation period then ended. The valuation day is any date on which the New York Stock Exchange is open for trading and the variable investment option is valued. The valuation period is the period of time from the close of the immediately preceding valuation day to the close of the current valuation day.

The net investment factor for each of the variable investment options is equal to:

1.
the net asset value per share of the corresponding fund at the end of the valuation period (plus the per share amount of any dividend or capital gain distributions paid by that fund in the valuation period then ended); divided by

2.	the net asset value per share of the corresponding fund determined as of the end of the immediately preceding valuation period; minus

3.	the daily portion of the mortality and expense risk charge shown in the contract data pages assessed during the valuation period.

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The net investment factor may be greater or less than one. Therefore, the value of a unit may increase or decrease.

If the New York Stock Exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that we cannot value the variable investment options, we may postpone all transactions which require valuation of the variable investment option until valuation is possible.

DEFAULT

Excess Contract Debt Default

If contract debt ever grows to be equal to or more than the cash value, the contract will have excess contract debt and will be in default.
Cash Value Default

On each monthly date, we will determine the cash value. If the cash value is greater than zero and the contract has no excess contract debt, the contract will remain in force until the next monthly date. If the cash value is zero or less, the contract is in default unless it remains in force under a No-Lapse Guarantee.

Notice of Default and Grace Period

If the contract is in default, we will mail you a notice stating the amount we will need to keep the contract in force. That amount will equal a premium which we estimate will keep the contract in force for three months from the date of default. The notice will be mailed no earlier than, and within 30 days after, the processing date we determine the contract was in default. We grant a 61-day grace period from the date we mail the initial notice to pay this amount. The contract will remain in force during this period. If that amount is not paid to us or postmarked by the end of the 61-day grace period, the contract will end and have no value. At least 30 days prior to termination of coverage, we will send another notice to your last known address, reiterating the amount you must pay to bring the policy out of default. We will also send a notice to any assignee of record at least 30 days prior to termination of coverage.

LIMITED NO-LAPSE GUARANTEE

On each monthly date during the Limited No-Lapse Guarantee period shown under the Table of Limited No-Lapse Guarantee Values, and while the contract is in force, we will:

1.	Accumulate premium payments;

2.	Accumulate any withdrawal amounts; and

3.	If the contract was previously reinstated (see Reinstatement), determine the amount of any loan at the time of default.

We then subtract amounts 2 and 3 from amount 1 and compare the result to the values shown in or derived from the Table of Limited No-Lapse Guarantee Values for such monthly date. If the result is equal to or greater than the appropriate value and the contract has no excess contract debt, the contract will remain in force until the next monthly date. If the result is less than the appropriate value and any of the events described under Default have occurred, the contract is in default as described under Default.

The Limited No-Lapse Guarantee will not prevent the contract from being in default for excess contract debt.

The Table of Limited No-Lapse Guarantee Values shows such values on contract anniversaries. On a date that falls between two anniversaries, the value will fall between the values for those anniversaries considering the time that has passed since the last anniversary. We will notify you in the annual report when any additional premium payment or other action is required to maintain the Limited No-Lapse Guarantee.

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REINSTATEMENT

If this contract ends without value, as described under Default, you may reinstate it if both Insureds are alive or if one Insured is alive and the contract ended without value after the death of the other Insured. The following conditions must be satisfied:

1.	The contract must not have been in default for more than 5 years.

2.	You must prove to us that any Insured who was living when the grace period expired and coverage terminated, is insurable for the contract.

3.
You must pay us a charge equal to: (a) an amount, if any, required to bring the net cash value to zero on the date the contract went into default, plus (b) the deductions from the contract fund during the grace period following the date of default, (c) excess of loan interest charged over loan interest credited during the grace period, plus (d) a premium that we estimate will be sufficient after deduction of the charges shown under Adjustments to Premium Payments to cover deductions from the contract fund for three monthly dates starting on the date of reinstatement.

4.
Any existing contract debt on the date of default will be canceled and will not be reinstated. The amount of any existing contract debt on the date of default will not be included in the contract fund after reinstatement.

The date of reinstatement will be the date we approve your request. We will deduct all required charges from your payment and put the balance in your contract fund. If we approve the reinstatement, we will credit the contract fund with a refund of that part of any surrender charge deducted at the time of default which would have been charged if the contract were surrendered immediately after reinstatement.

Payment of only the amount needed to reinstate this contract may not reinstate the Limited No-Lapse Guarantee. If the date of reinstatement occurs within the Limited No-Lapse Guarantee period shown under the Table of Limited No-Lapse Guarantee Values, reinstatement of the Limited No-Lapse Guarantee is subject to the payment of sufficient premiums to bring the premium amount less withdrawals and any loan amount at the time of default, up to the applicable amount shown in the Table of Limited No-Lapse Guarantee Values.

SEPARATE ACCOUNT

Separate Account

The words "separate account", when we use them in this contract without qualification, mean any separate account we establish to support variable life insurance contracts like this one. We list the separate account(s) available to you in the contract data pages. We may establish additional separate accounts. We will notify you within one year if we do so.

Variable Investment Options

A separate account may offer one or more variable investment options. We list them in the contract data pages. When permitted by law and subject to any required notice to you and approval by regulatory authorities or policy owners, we have the right to make the following changes: establish additional variable investment options; eliminate existing variable investment options; restrict premium payments or transfers into any variable investment option; and close existing variable investment options to new investments.

Income and realized and unrealized gains and losses from assets in each variable investment option are credited to, or charged against, that variable investment option. This is without regard to income, gains, or losses in other variable investment options.

Separate Account Investments

We may invest the assets of different separate accounts in different ways. But we will do so only with the consent of the SEC and the New York Department of Financial Services. The process for obtaining consent is on file with the Superintendent of the New York Department of Financial Services.

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The portion of assets of the separate account equal to the reserves and other contract liabilities with respect to the account shall not be charged with liabilities arising out of any other business we may conduct. The assets of the separate account shall be available to cover the liabilities of the general account only to the extent that the assets exceed the liabilities of the separate account arising under the variable life insurance policies supported by the separate account.

We will determine the value of the assets in each separate account registered with the SEC under the Investment Company Act of 1940 and any variable investment option on each day the New York Stock Exchange is open for business (see Valuation of Variable Investment Options).

Change in Investment Policy

A portfolio of the fund might make a material change in its investment policy. In that case, we will send you a notice of the change. Within 60 days after you receive the notice, or within 60 days after the effective date of the change, if later, you may transfer to the fixed rate option any amounts in the investment option investing in that portfolio. No material change in investment policy of a portfolio shall be made unless we have filed such change with the New York Department of Financial Services.

FIXED INVESTMENTS

We list any fixed investment option available to you in the contract data pages. We may establish additional fixed investment options. We will notify you within one year if we do so. You may allocate all or part of your invested premium amount to an available fixed investment option. As stated under Adjustments to the Contract Fund, we credit fixed investment options with guaranteed interest and we may credit them with excess interest no less frequently than annually.

Once each year, you have the option to transfer the entire amount in the variable investment options to any fixed rate option and surrender this contract for a fixed reduced paid-up insurance benefit.

TRANSFERS

You have the right to transfer amounts into or out of variable investment options and into any fixed investment option up to twelve times in each contract year without charge if the contract is not in default. Additional transfers may be made during each contract year, but only with our consent. We may charge for additional transfers as we state under Adjustments to the Contract Fund. Transfers out of any fixed investment option may be made only with our consent.

We may restrict the number, timing and amount of transfers in accordance with our rules if your transfer activity is determined by us to be disruptive to the variable investment option or to the disadvantage of other contract owners. We may prohibit transfer requests made by an individual acting under a power of attorney on behalf of more than one contract owner.

To make a transfer, you must ask us in a form that meets our needs. Unless otherwise restricted, the transfer will take effect on the date we receive your notice at our Home Office.

Dollar Cost Averaging

You may elect to transfer money periodically from the money market investment option into other variable investment options. Transfers under dollar cost averaging do not count toward the twelve transfers allowed each contract year as stated above. The transfer can be either a fixed dollar amount or a percentage of the amount you designate for this purpose. The transfers may be made monthly, quarterly, semi-annually or annually. It will take effect as of the end of the valuation period on the date coinciding with the period you select. If the New York Stock Exchange is not open on that date, or if that date does not occur in a particular month, the transfer will take effect as of the end of the valuation period which immediately follows that date. This feature will end when (1) $50 or less remains of the amount you designated or (2) you ask us to cancel.

SURRENDER

You may surrender this contract for its net cash value (or a fixed reduced paid-up insurance benefit (see Contract Fund)). To do so, you must ask us in a form that meets our needs. We may require you to send us the contract.

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Payment will be made as expeditiously as possible. We will usually pay any net cash value within seven days after we receive your request and the contract (if we require it) at our Home Office. But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remaining net cash value that is to come from any fixed investment option for up to six months. If we do so for more than ten days, including surrenders of fixed reduced paid-up insurance, we will pay interest at the rate that then applies to Option 3 (Interest Payment) of the Settlement Options provision.

Any net cash value available under the policy at any time other than on a policy anniversary will be calculated with allowance for lapse of time from the last preceding policy anniversary.

Fixed Reduced Paid-Up Insurance

This will be paid-up life insurance on the Insureds' lives. We will pay the amount of this insurance at the death of the second Insured to die. There will be cash values and loan values. The loan interest rate will be 5.5%.

The amount of this insurance will be what is provided when we use the net cash value at the net single premium rate. This rate depends on the issue age and sex of each Insured and on the length of time since the contract date (see Basis of Computation provision).

Any portion of the net cash value that is not applied to provide the paid-up life insurance will be paid to you.
WITHDRAWALS

You may make withdrawals from the contract subject to all these conditions and the paragraph that follows:

1.	You must ask for the withdrawal in a form that meets our needs.

2.
The contract fund less any surrender charge and less any contract debt after withdrawal may not be less than or equal to zero after deducting (a) any charges associated with the withdrawal and (b) an amount that we estimate will be sufficient to cover the contract fund deductions for two monthly dates following the date of withdrawal.

3.	You may not withdraw less than the minimum amount shown under Contract Limitations.

4.	The basic insurance amount after withdrawals must be at least equal to the minimum basic insurance amount shown under Contract Limitations.

Any amount withdrawn may not be repaid except as a premium subject to charges.

Effect on Contract Fund

On the date we approve your request, we will reduce your contract fund by the withdrawal amount and the charges listed under Adjustments to the Contract Fund. Unless you request otherwise and we agree, we will take any withdrawal proportionately from all investment options that apply to the contract.

We may charge an administrative fee as stated under Adjustments to the Contract Fund.

For the possible effect of excess contract debt and/or failure to repay loans, see Default.

Effect on Basic Insurance Amount

If you have a Type B death benefit, withdrawals will not affect the basic insurance amount.

If you have a Type A death benefit and the withdrawal would cause the net amount at risk (see Contract Fund) to increase, we will reduce the basic insurance amount and, consequently, your death benefit to offset this increase. The reduction in the basic insurance amount will never be more than the withdrawal amount. If we reduce the basic insurance amount, we will recompute the contract's charges, values, and limitations. We will send you new contract data pages showing these changes. We may also deduct a surrender charge from the contract fund as described in the Decrease in Basic Insurance Amount provision.

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Payment will be made as expeditiously as possible. We will usually pay any withdrawal amount within seven days after we receive your request at our Home Office, but we have the right to postpone paying you the part of the withdrawal amount that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remaining withdrawal amount that is to come from any fixed investment option for up to six months. If we do so for more than ten days, we will pay interest at the rate that then applies to Option 3 (Interest Payment) of the Settlement Options provision.

LOANS

Subject to the requirements of this provision, you may at any time borrow any amount up to the current loan value less any existing contract debt. You may wish to consult with a tax advisor before taking a loan.

Loan Value

If the contract is not in default, the loan value at any time is equal to the sum of (a) 99% of the cash value attributable to the variable investment options, and (b) the balance of the cash value.

If the contract is in default, it has no loan value.

Contract Debt

Contract debt at any time means the loan on the contract at that time, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

Loan Requirements

For us to approve a loan, the following requirements must be met: you must assign this contract to us as sole security for the loan, an Insured must be living, and the resulting contract debt must not be more than the loan value.

If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

Interest Charge

We will charge interest daily on any loan. Interest is due on each contract anniversary, or when the loan is paid back, whichever comes first. If interest is not paid when due, we will increase the loan amount by any unpaid interest. Except as stated below, we charge interest at an effective annual rate shown under Loan Interest Rate in the contract data pages.

Preferred Loans

On and after the 10th contract anniversary, all new and existing loans will be considered to be Preferred Loans. Preferred Loans are charged interest at an effective annual rate shown under Preferred Loan Interest Rate in the contract data pages.

Effect on Contract Fund

When you take a loan, the amount of the loan continues to be a part of the contract fund and is credited with interest as described in the contract data pages.

We will reduce the portion of the contract fund allocated to the investment options by the amount you borrow, and by loan interest that becomes part of the loan if it is not paid when due.

We will take any loan proportionately from all investment options that apply to the contract unless you ask us otherwise.

On each monthly date, if there is a contract loan outstanding at any time during the previous month, we will increase the portion of the contract fund in the investment options by interest credits accrued on the loan since the last monthly date. When you repay all or part of a loan, we will increase the portion of the contract fund in the investment options by the amount of that repayment. To do this, we will use your investment allocation for future premium payments on file as of the loan payment date. We will also decrease the portion of the contract fund on which we credit the guaranteed interest rate as described in the contract data pages by the amount of loan you repay.

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We will not increase the portion of the contract fund allocated to the investment options by loan interest that is paid before we make it part of the loan.

We reserve the right to change the manner in which we allocate loan repayments. If we make such a change, we will do so for all contracts like this one. We will send you notice of any change. If a loan results in a transfer out of a fixed investment option, we reserve the right to apply loan repayments to that same fixed investment option when the loan is repaid.

Payment will be made as expeditiously as possible. We will usually pay any loan amount within seven days after we receive your request at our Home Office. But we have the right to postpone paying you the part of the loan amount that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remaining loan amount that is to come from any fixed investment option for up to six months, except for any loan made to pay premiums due on any contracts you have with us. We have the right to postpone paying you any loan for up to six months if the contract is being continued on a fixed reduced paid-up insurance basis (see Surrender). If we do so for more than ten days, we will pay interest at the rate that then applies to Option 3 (Interest Payment) of the Settlement Options provision.

For the possible effect of excess contract debt and/or failure to repay loans, see Default.

GENERAL PROVISIONS

Annual Report

Once each contract year we will send you, without charge, a report. It will show: the current death benefit; the amount of the contract fund, if any, in each investment option at the beginning and at the end of the current report period; the net cash value; any contract debt and the interest rate we are charging; premiums paid, interest credited, investment results, charges deducted, and withdrawals taken since the last report. The report will include the beginning and end dates of the current report and may also show any other data that may be required where this contract is delivered. The annual report will indicate if the projected contract fund (assuming guaranteed interest, if any, and mortality and expense charges) will not be sufficient to maintain insurance in force until the end of the next reporting period unless further premium payments are made. You may also request an illustrative report once each contract year at no cost. We may charge a fee of up to $25 for providing additional illustrative reports.

Payment of Death Claim

Payment will be made as expeditiously as possible. If we settle this contract in one sum as a death claim we will usually pay the proceeds within seven days after we receive at our Home Office proof of the death of both Insureds and any other reasonable information we need to pay the claim. But we have the right to postpone paying the part of the proceeds that is to come from a variable investment option if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.
Currency
Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Corporate Office.

Misstatement of Age or Sex

If an Insured's stated age and/or sex are not correct, we will change each benefit and any amount to be paid to what the most recent deductions from the contract fund for the cost of insurance would have provided at that Insured's correct age and/or sex.

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Assignment

You may request an assignment of your contract by sending us a request in a form that meets our needs. We may ask you to send us the contract to be endorsed. We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Home Office. If we receive your request in a form that meets our needs, and the contract if we ask for it, we will file and record the assignment at our Home Office and, unless a different future effective date is specified by you, it will take effect on the date you signed the request. We are not obliged to see that an assignment is valid or sufficient. Any rights created by your request will not apply to any payments we have made or actions we have taken before the assignment was received at our Home Office. If you request an effective date after the date we have received your request, any rights created by your request will not apply to any payments we have made or actions we have taken prior to your chosen effective date.

Change in Plan

You may be able to have this contract changed to another plan of life insurance. Any change may be made only if we consent, and will be subject to conditions and charges that are applicable to the new plan in accordance with regular rules in effect at the time of the change.

Elements Subject to Change

Subject to any guarantees shown in the contract data pages, we have the right to set and change from time to time the following elements of the policy: (a) the charge for sales expenses and the premium-based administrative charge that are deducted from each premium paid; (b) the monthly insurance rates used to compute the charge for the cost of insurance, the daily mortality and expense charge against variable investment options, the monthly charges for administrative expenses and any charges for riders and other administrative charges that may be deducted from the contract fund; and (c) the rate of any excess interest credit. We will not change any of the contract charges more frequently than once per year and we will not change the rate of any excess interest more frequently than once per month.

Any setting of or changes to any contract element described above will consider one or more factors such as, but not limited to, mortality, persistency, policy funding, net amount at risk, expenses, taxes, and investment earnings. Changes will be based on our future expectations with respect to any one or more of the factors we use to determine such changes. Any changes in contract elements will be on a class basis as we determine. All changes will be determined only prospectively.

Non-participating

This contract will not share in our profits or surplus earnings. We will pay no dividends on it.

Applicable Tax Law

This contract has been designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended. We reserve the right, however, to decline any change we determine would cause this contract to fail to qualify as life insurance under the applicable tax law. This includes changing the basic insurance amount, withdrawals, and changing the type of death benefit. We also have the right to change this contract, to require additional premium payments, or to make distributions from this contract to the extent necessary to continue to qualify this contract as life insurance. Finally, we reserve the right to take whatever action is necessary to prevent the contract from becoming a modified endowment contract under Section 7702A of the Internal Revenue Code of 1986 unless you have otherwise indicated to us in writing that you want a modified endowment contract.

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Age 121

We discontinue the monthly charges from the contract fund on the first contract anniversary on or following the 121st birthday of the younger Insured. You may continue the contract after that anniversary and it will then continue to operate as described in its provisions (including the Death Benefit and Contract Fund provisions), although you may not make any premium payments except for amounts required to keep the policy in force under the grace period, and no monthly charges will be deducted from the Contract Fund. Loans, loan repayments, and withdrawals can continue to be made after the younger Insured's age 121. Cash value default may not occur on or following such anniversary. Excess contract debt default may occur if contract debt ever grows to be equal to or more than the cash value (See Default).

The contract may not qualify as life insurance under Federal tax law after the younger Insured has attained age 100 and may be subject to adverse tax consequences. A tax advisor should be consulted before you choose to continue the contract after the younger Insured reaches age 100.
BASIS OF COMPUTATION

Mortality Basis and Interest Rate

(A) We compute maximum monthly insurance rates using:

1.	the Commissioners 2017 Standard Ordinary Smoker and Nonsmoker Ultimate Mortality Tables;

2.	the issue age, sex, smoker and nonsmoker status, and rating class of each Insured and the length of time since the contract date;

3.	age last birthday; and

4.	an effective interest rate of 1% a year.

(B) We compute all net single premiums and values for fixed reduced paid-up insurance using:

1.	the Commissioners 2017 Standard Ordinary Smoker and Nonsmoker Ultimate Mortality Tables;

2.	the issue ages of the Insureds, and the length of time since the contract date;

3.	continuous functions based on age last birthday; and

4.	an effective interest rate of 4% a year.

Minimum Legal Values

The cash surrender values provided by this contract are at least as large as those set by law where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.

SETTLEMENT OPTIONS

Options Described

You may choose to have the proceeds (that is, any death benefit or any amount payable upon surrender of the contract) paid in a single sum or under one of the optional modes of settlement described below.

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When the benefit is payable, we will pay it in a single sum check, unless another method of payment is requested by the policyowner or beneficiary and agreed to by us.

If the person who is to receive the proceeds of this contract wishes to take advantage of one of these optional modes, we will furnish, on request, details of the options we describe below or any others we may have available at the time the proceeds become payable.

Any annuity benefits, at the time they commence, will not be less than those that would be provided by the application of the proceeds to purchase a single consideration immediate annuity contract at purchase rates offered by the Company at the time to the same class of annuitants, whether the annuity benefits are payable in fixed or variable amounts or both, if the Company offers a single consideration annuity contract at the time to the same class of annuitants.

Option 1 (Installments for a Fixed Period)

We will make equal payments for up to 25 years. The Option 1 Table shows the minimum amounts we will pay.

Option 2 (Life Income)

We will make equal monthly payments for as long as the person on whose life the settlement is based lives, with payments certain for 120 months. The Option 2 Table shows the minimum amounts we will pay. But, we must have proof of the date of birth of the person on whose life the settlement is based.

Option 3 (Interest Payment)

We will hold an amount at interest (see Interest Rate). We will pay the interest annually, semi-annually, quarterly, or monthly as requested by the policyowner.

Option 4 (Installments of a Fixed Amount)
We will make equal annual, semi-annual, quarterly, or monthly payments for as long as the available proceeds provide.

Option 5 (Non-Participating Income)

We will make payments like those of any annuity we then regularly issue that: (1) is based on United States currency; (2) is bought by a single sum; (3) does not provide for dividends; and (4) does not normally provide for deferral of the first payment. Each payment will be at least equal to what we would pay under that kind of annuity with its first payment due on its contract date. If a life income is chosen, we must have proof of the date of birth of any person on whose life the option is based. Option 5 cannot be chosen more than 30 days before the due date of the first payment.

If a life income is chosen, and the monthly payment is the same for different periods certain, the longest period certain will be deemed to have been chosen.

Interest Rate

Payments under Options 1 and 4 will be calculated assuming an effective interest rate of at least 0.75% a year for periods less than 10 years and 1.5% a year for periods between 10 and 25 years. Payments under Option 3 will be calculated assuming an effective interest rate of at least 0.5% a year.

For Option 2 we use the Annuity 2000 Mortality Table at 3% interest. The mortality rates used from this table are the ones for an age that is two years younger than the age of the person who is to receive the proceeds of this contract.

We may include more interest.

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SETTLEMENT OPTIONS TABLES

     OPTION 1 TABLE           OPTION 2 TABLE

MINIMUM AMOUNT OF		MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST
MONTHLY PAYMENT FOR EACH $1,000, THE FIRST		PAYABLE IMMEDIATELY
		AGE LAST			AGE LAST
PAYABLE IMMEDIATELY		BIRTHDAY	Male Female		BIRTHDAY	Male Female
Number	Monthly	5 and under	$2.72	$2.68	48	$3.72	$3.51
of Years	Payment	6	2.73	2.69	49 50	3.77 3.83	3.56 3.61

1	$83.62	7	2.74	2.69	51	3.88	3.66
2	41.97	8	2.75	2.70	52	3.95	3.71
3	28.08	9	2.76	2.71	53	4.01	3.76
4	21.14	10	2.77	2.72	54	4.08	3.82
5	16.97	11	2.78	2.73	55	4.15	3.88
		12	2.79	2.74	56	4.22	3.94
6	14.20	13	2.80	2.75	57	4.30	4.01
7	12.22	14	2.82	2.76	58	4.38	4.08
8	10.73	15	2.83	2.77	59	4.47	4.16
9	9.57	16	2.84	2.78	60	4.56	4.24
10	8.96	17	2.85	2.79	61	4.66	4.32
		18	2.87	2.80	62	4.76	4.41
11	8.21	19	2.88	2.81	63	4.87	4.50
12	7.58	20	2.89	2.83	64	4.98	4.60
13	7.05	21	2.91	2.84	65	5.10	4.71
14	6.59	22	2.93	2.85	66	5.23	4.82
15	6.20	23	2.94	2.87	67	5.36	4.94
		24	2.96	2.88	68	5.49	5.06
16	5.85	25	2.98	2.90	69	5.64	5.19
17	5.55	26	3.00	2.91	70	5.78	5.33
18	5.27	27	3.01	2.93	71	5.94	5.48
19	5.03	28	3.03	2.94	72	6.10	5.63
20	4.81	29	3.06	2.96	73	6.26	5.79
		30	3.08	2.98	74	6.43	5.96
21	4.62	31	3.10	3.00	75	6.60	6.14
22	4.44	32	3.13	3.02	76	6.78	6.33
23	4.28	33	3.15	3.04	77	6.95	6.52
24	4.13	34	3.18	3.07	78	7.13	6.71
25	3.99	35	3.21	3.09	79	7.31	6.92
		36 37	3.23 3.27	3.11 3.14	80 81	7.49 7.67	7.12 7.33
For Years 1 through 9, multiply the monthly amount by 2.998 for quarterly, 5.991 for semi-annual or 11.959 for annual.

For Years 10 through 25, multiply the monthly amount by 2.996 for quarterly, 5.981 for semi-annual or 11.919 for annual.

		38	3.30	3.16	82	7.85	7.53
		39	3.33	3.19	83	8.02	7.73
		40	3.37	3.22	84	8.18	7.93
		41	3.40	3.25	85	8.33	8.12
		42	3.44	3.29	86	8.48	8.29
		43	3.48	3.32	87	8.62	8.46
		44	3.53	3.35	88	8.75	8.61
		45	3.57	3.39	89	8.87	8.75
		46	3.62	3.43	90	8.98	8.88
		47	3.67	3.47	and over

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Flexible Premium Joint Life Survivorship Variable Universal Life Insurance Policy. Survivorship insurance payable only upon death of the second insured to die. Cash values reflect premium payments, investment results, any interest credited to the fixed investment options, and charges. Non-participating.

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